Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO REVENUE INTEREST PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into by and among Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Mulholland SA LLC, as Purchaser Agent for the Purchasers (in such capacity, the “Purchaser Agent”) and the Purchasers party to that certain Revenue Interest Purchase Agreement, dated as of December 8, 2020 (as amended, modified, restated or supplemented from time to time, the “RIPA”), effective as of September 28, 2021 (the “First Amendment Effective Date”).

Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the RIPA. The Company, Purchasers and Purchaser Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to amend the RIPA pursuant to Section 8.08 thereof as more fully set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto intending to be legally bound do hereby agree as follows:

1.	Amendments. Subject to Section 2 of this Amendment, the Parties hereto agrees to the following amendments to the RIPA:

1.1	The following defined terms are added to Section 1.01 of the RIPA:

““Segregated Account” has the meaning given such term in Section 5.10(c)(i).”

““Segregated Account Control Agreement” has the meaning given such term in Section 5.10(c)(i).”

““Specified Priority Review Voucher” means any rare pediatric disease priority review voucher issued by the FDA pursuant to Section 529(a) of the FD&C Act to Mirum, as the sponsor of maralixibat in connection with the Regulatory Approval thereof.”

1.2	Clause (e) of the definition of “Put Option Event” is hereby amended to read in its entirety as follows:

“the Company breaches in any respect (i) any term, covenant or agreement in any Transaction Document (other than Section 5.10(c) hereof or any term, covenant or agreement contained in the Segregated Account Control Agreement) which such breach, if capable of cure, is not cured within ten (10) Business Days after the earlier of (x) receipt of written notice of such breach from the Purchaser Agent and (y) Knowledge of the Company of such breach or (ii) Section 5.10(c) hereof or any term, covenant or agreement contained in the Segregated Account Control Agreement”

1.3	Section 2.03(c)(ii) of the RIPA is hereby amended to read in its entirety as follows:

“(ii) upon the occurrence of a Bankruptcy Event or a breach of Section 5.10(c) hereof,”

1.4	The second to last sentence of Section 5.07(a) of the RIPA is hereby amended to read in its entirety as follows:

“Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event or a breach of Section 5.10(c) hereof, each Purchaser shall be deemed to have automatically and simultaneously elected to terminate the Purchaser Commitments and have the Company repurchase from such Purchaser the Revenue Interests for the Put/Call Price in cash and the Purchaser Commitments shall immediately terminate and the Put/Call Price shall be immediately due and payable without any further action or notice by any party.”

1.5	Section 5.10(a)(x) of the RIPA is hereby amended to read in its entirety as follows:

“(x)	Transfer any Collateral, other than

(A)    the use of cash and cash equivalents, disposition of inventory and the disposition of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business;

(B)    the incurrence of Permitted Liens;

(C)    the entry into Permitted Licenses;

(D)    the use of cash and cash equivalents to make Permitted Investments;

(E)    a Transfer to an Obligor, provided that in the case of a Transfer from an Obligor such Transfer does not impair the Liens of the Purchaser Agent in the Collateral subject to such Transfer;

(F)    Transfers from any Obligor to any Subsidiary that is not a Subsidiary Guarantor; provided that (i) the sum of all such Transfers made pursuant to this clause (F) shall not exceed $1,000,000 in the aggregate during any fiscal year and (ii) such Transfers shall not include any Product Asset;

(G)    Transfers among Subsidiaries that are not Subsidiary Guarantors;

(H)    leases or subleases of real property in the ordinary course of business;

(I)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(J)    the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of immaterial Intellectual Property (or rights relating thereto) that the Company reasonably determines in good faith, and, in respect of immaterial Intellectual Property related to any Included Product, after reasonable consultation with the Purchaser Agent, is desirable in the conduct of its business and not disadvantageous to the interests of the Purchasers, including that such abandonment, cancellation, non-renewal or discontinuance of use or maintenance could not reasonably be expected to have an adverse effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof) or to have a Material Adverse Effect; or

(K)    the sale of the Specified Priority Review Voucher so long as (i) the Company has satisfied its obligations under Section 5.10(c)(i) as of the date of such sale and (ii) any net cash proceeds of such sale received by the Company or its Subsidiaries (the “SPRV Proceeds”) are wired in immediately available cash on the date of such sale into the Segregated Account and maintained therein in accordance with Section 5.10(c)(ii) and the Segregated Account Control Agreement.

1.6	A new Section 5.10(c) is hereby added to the RIPA which reads in its entirety as follows:

“(c)    (i) Prior to the sale of the Specified Priority Review Voucher, the Company shall open a deposit and/or securities account located at a bank reasonably acceptable to Purchaser Agent (such accounts, collectively, the “Segregated Account”), it being agreed that Silicon Valley Bank is a bank reasonably acceptable to Purchaser Agent, which account shall be subject to a Control Agreement, in form and substance acceptable to Purchaser Agent in its sole discretion (the “Segregated Account Control Agreement”) which shall provide (A) that, after delivery of a block notice, the account bank shall not permit the Company to withdraw any funds from the Segregated Account without the written consent of Purchaser Agent and (B) “read-only” at all times access to Purchaser Agent with regard to account information, including balance. For the avoidance of doubt, the Borrower shall be permitted to direct the investment of any balances maintained in the account in a manner permitted by clause (ii) below at all times prior to the delivery of a block notice; provided, further, that the Purchaser Agent shall be permitted to deliver a block notice at any time at its sole discretion.

(ii) the Company will cause the SPRV Proceeds to be wired to the Segregated Account directly, and, to the extent the Company or any Subsidiary receives such proceeds in another account, the Company shall within one Business Day cause such proceeds to be deposited in the Segregated Account. Without the prior written consent of the Purchaser Agent, the Company shall not permit the balance on deposit in the Segregated Account, at any time, to be less than the lesser of (x) $100,000,000.00 and (y) the amount of the SPRV Proceeds received by the Company and its Subsidiaries. The Company shall comply with all terms of the Segregated Account Control Agreement. Notwithstanding the foregoing or any term in this Agreement to the contrary, at all times prior to the delivery of a block notice, the Company shall be permitted to maintain the balances on deposit in the Segregated Account in the form of cash or cash equivalents (including Investments made in accordance with the Investment Policy).

2.	Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the following conditions:

2.1	The Purchaser Agent shall have received this Amendment, duly executed by the Company, the Purchaser Agent and all of the Purchasers as required by Section 8.08 of the RIPA;

2.2

Each of the representations and warranties in Article III of the RIPA and Section 4.2 of this Amendment shall be true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

2.3	The Company has satisfied its obligations under Section 4.3 of this Amendment; and

2.4	No Put Option Event or breach or default under any of the Transaction Documents shall have occurred and be continuing, immediately prior to and after giving effect to this Amendment.

3.	Release of Claims

3.1

The Company hereby absolutely and unconditionally releases and forever discharges the Purchaser Agent and each Purchaser, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing (each a “Releasee” and collectively, the “Releasees”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state of federal law or otherwise (each, a “Claim” and collectively, the “Claims”), which the Company has had, now has, or has made claim to have against such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

3.2

The Company hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised or discharged by the Company pursuant to Section 3.1 above. If the Company violates the foregoing covenant, the Company, for itself and its successors and assigns, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees, costs and expenses incurred by any Releasee as a result of such violation.

4.	General.

4.1	The Company hereby represents and warrants to the Purchaser Agent and the Purchasers, as of the First Amendment Effective Date, the following:

4.1.1

The Company has all necessary power and authority to enter into, execute and deliver this Amendment and to perform all of the obligations to be performed by it under this Amendment and to consummate the transactions contemplated hereunder. This Amendment has been duly authorized, executed and delivered by the Company, and the Amendment constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles;

4.1.2

The execution and delivery by the Company of the Amendment, and the performance by the Company of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for any filings with the SEC; and

4.1.3

All information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with this Amendment or any transaction contemplated hereby, after giving effect to all supplements thereto made prior to the Second Amendment Effective Date, is or will be, true, complete and correct in every material respect; provided that projections and other forward looking information are based on reasonable estimates on the date as of which such information is stated or certified (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized).

4.2

The Company, hereby (i) acknowledges and agrees that all of its obligations under the RIPA and each other Transaction Document and under any other document or instrument executed and delivered or furnished in connection with such Transaction Documents are reaffirmed and remain in full force and effect on a continuous basis, including, for the avoidance of doubt, after giving effect to this Amendment, (ii) acknowledges, agrees and reaffirms that each Lien granted by it to Purchaser Agent under the Transaction Documents (including, prior to any Transfer permitted by Section 5.10(a)(x)(K), on the Specified Priority Review Voucher) for the ratable benefit of the Purchasers is and shall remain in full force and effect after giving effect to this Amendment and (iii) agrees that the Obligations secured by the Security Agreement and each other Transaction Document to which it is a party shall include all Obligations arising after giving effect to this Amendment.

4.3

The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses) for documentation and negotiation of this Amendment, or otherwise submitted in writing for reimbursement prior to the date of this Amendment, in each case in accordance with Section 2.02(b) of the RIPA.

4.4

(i) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Purchasers or the Purchaser Agent under the RIPA or any other documents executed in connection with the RIPA or constitute a waiver of any provision of the RIPA or any other document executed in connection therewith and (ii) this Amendment shall not by implication, course of dealing or otherwise limit, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements in the Transaction Documents, in each case, except to the extent limited, modified, amended or affected by this Amendment.

4.5

Except as expressly modified by this Amendment, the terms and provisions of the RIPA shall remain unchanged and in full force and effect in accordance with its terms. In the event of any inconsistencies between the provisions of this Amendment and the provisions of RIPA or any other Transaction Document, the provisions of this Amendment shall govern and prevail. For the avoidance of doubt, this Amendment is a Transaction Document.

4.6	This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

4.7

The provisions of Sections 8.02 (Notice), 8.07 (Entire Agreement), 8.08 (Amendments, No Waivers), 8.11 (Counterparts; Effectiveness), and 8.14(b) and (c) (Jurisdiction) of the RIPA are hereby incorporated by reference into this Amendment, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

Company:	MIRUM PHARMACEUTICALS, INC.

	By:	/s/ Ian Clements
		Name:	Ian Clements
		Title:	Chief Financial Officer

Purchaser Agent:	MULHOLLAND SA LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Person

Purchaser:	TPC INVESTMENTS II LP

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

TPC INVESTMENTS SOLUTIONS LP

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

TPC INVESTMENTS SOLUTIONS CO-INVEST LP

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory